UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 22, 2015

Affiliated Managers Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-13459	04-3218510
(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(800) 345-1100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  Entry into a Material Definitive Agreement.

On September 22, 2015, Affiliated Managers Group, Inc. (the “Company”) entered into (i) a $1.3 billion five-year senior unsecured multicurrency revolving credit facility, including a $150 million letter of credit subfacility and a $100 million swingline subfacility, with Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender, and the several banks and other financial institutions from time to time party thereto as lenders (the “Revolving Facility”) and (ii) a $350 million five-year senior unsecured term loan credit facility with Bank of America, N.A., as administrative agent, and the several banks and other financial institutions from time to time party thereto as lenders (the “Term Loan Facility” and together with the Revolving Facility, the “Credit Facilities”).  Subject to certain conditions, the Company may increase the commitments under the Revolving Facility by up to $500 million and borrow up to an additional $100 million under the Term Loan Facility.

A portion of the loans under the Credit Facilities was used to refinance certain indebtedness under the Company’s existing $1.25 billion senior unsecured revolving credit facility (the “Existing Revolver”) and $250 million senior unsecured term loan credit facility (the “Existing Term Loan” and together with the Existing Revolver, the “Existing Facilities”), and the remainder may be used for general corporate purposes, including investments in new and existing Affiliates, share repurchases and redemption of the Company’s 5.25% Senior Notes due 2022 (the “5.25% Senior Notes”).  Certain of the lenders under the Credit Facilities and the Existing Facilities and their affiliates have provided, and may in the future provide, investment banking, underwriting, trust or other advisory or commercial services to the Company and its subsidiaries and Affiliates.

The Credit Facilities, which mature on September 30, 2020, contain financial covenants with respect to leverage and interest coverage, as well as customary affirmative and negative covenants, including limitations on priority indebtedness, asset dispositions and fundamental corporate changes, and certain customary events of default which could result in an acceleration of amounts due.  Many of these conditions and restrictions are subject, however, to certain minimum thresholds and exceptions.

This description is a summary and is qualified in its entirety by reference to the full text of the credit agreements for the Revolving Facility and the Term Loan Facility, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively.

ITEM 1.02                                  Termination of a Material Definitive Agreement.

On September 22, 2015, in connection with the refinancing of the Existing Facilities described above, the Company terminated (i) the Credit Agreement for the Existing Revolver, dated as of April 30, 2013, among the Company, Bank of America, N.A., as administrative agent and swingline lender, and the several banks and other financial institutions from time to time party thereto as lenders and (ii) the Term Credit Agreement for the Existing Term Loan, dated as of April 15, 2014, among the Company, Bank of America, N.A., as administrative agent, and the several banks and other financial institutions from time to time party thereto as lenders.  The information set forth in Item 1.01 relating to the Existing Facilities is incorporated by reference into this Item 1.02.

ITEM 2.03                                  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 relating to the creation of a direct financial obligation with respect to the Credit Facilities is incorporated by reference into this Item 2.03.

ITEM 8.01                                  Other Events.

On September 22, 2015, the Company delivered a notice to redeem all of its outstanding 5.25% Senior Notes which were issued pursuant to the Indenture, dated as of August 8, 2012, as supplemented by the Second Supplemental Indenture, dated as of October 11, 2012, by and between the Company and Wells Fargo Bank, National Association, as trustee.  A copy of such notice of redemption is attached as Exhibit 99.1 hereto.

ITEM 9.01                                  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1

Credit Agreement, dated as of September 22, 2015, among Affiliated Managers Group, Inc., Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender, and the several banks and other financial institutions from time to time party thereto as lenders, and the exhibits and schedules thereto.

10.2

Term Credit Agreement, dated as of September 22, 2015, among Affiliated Managers Group, Inc., Bank of America, N.A., as administrative agent, and the several banks and other financial institutions from time to time party thereto as lenders, and the exhibits and schedules thereto.

99.1	Notice of Redemption, dated September 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFILIATED MANAGERS GROUP, INC.

Date: September 22, 2015	By:	/s/ David M. Billings
		Name:	David M. Billings
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Credit Agreement, dated as of September 22, 2015, among Affiliated Managers Group, Inc., Bank of America, N.A., as administrative agent, letter of credit issuer and swingline lender, and the several banks and other financial institutions from time to time party thereto as lenders, and the exhibits and schedules thereto.

10.2

Term Credit Agreement, dated as of September 22, 2015, among Affiliated Managers Group, Inc., Bank of America, N.A., as administrative agent, and the several banks and other financial institutions from time to time party thereto as lenders, and the exhibits and schedules thereto.

99.1	Notice of Redemption, dated September 22, 2015.